                                                                      Exhibit 99

                                                               [LOGO OF GATEWAY]

Media Contact:

Bob Sherbin, (858) 848 3886
robert.sherbin@gateway.com

Investor Contact:

Marlys Johnson, (605) 232 2709
marlys.johnson@gateway.com

FOR IMMEDIATE RELEASE

                GATEWAY REPORTS PRELIMINARY FIRST QUARTER RESULTS

                  Drive Toward Simplification, Cost Reductions

                            Follows eMachines Merger

         POWAY and IRVINE, Calif. - April 29, 2004 - Gateway, Inc. today preliminarily reported revenue of $868 million for the quarter ending March 31, 2004, compared with $875 million in the fourth quarter of 2003 and $844 million in the prior year period.

         The company preliminarily recorded a first-quarter net loss of $166 million, or 49 cents per share, which includes restructuring charges and transformation expenses of $104 million, or 31 cents per share, and a tax benefit of $13 million, or 4 cents per share. Excluding these items, net loss was $75 million, or 22 cents per share. Gateway reported a net loss in the previous quarter of $114 million, or 35 cents per share, and a net loss a year earlier of $200 million, or 62 cents per share. Prior losses included $65 million and $78 million, respectively, of restructuring and transformation costs and tax provisions.

         The company's first-quarter financial statements include the operations of eMachines, Inc., from March 12, 2004, when Gateway's acquisition with that company was completed. Financial results contained in this press release are preliminary and subject to change due to the fact that Gateway is working both to finalize tax provision numbers in connection with recent tax-authority settlement discussions and to incorporate updates on certain legal settlement negotiations between now and the filing of the first quarter's 10Q. This filing, which will contain final financial results, will be made on or before May 10, 2004.

         "We are in the midst of a far-reaching effort to simplify our business and fundamentally change our cost structure as we push toward a return to sustained profitability," Gateway's CEO Wayne Inouye said.

         "We are making solid progress in simplifying our organization, our products and our processes. Following the closing of our Gateway stores, we are focused on expanding distribution of Gateway PCs and consumer electronics products at leading retailers in the U.S. and abroad. We are also working hard to strengthen our Professional and Consumer phone and web channels, which remain core to our business," he said.

Simplifying structure

         Following the eMachines merger, a new executive leadership team was named that includes both key Gateway executives and a number of eMachines executives who successfully turned around the value PC maker under Mr. Inouye's leadership. This team immediately began a comprehensive review of all aspects of the combined company's business, identifying opportunities for simplification and cost savings.

         A key benefit of the Gateway-eMachines merger is the opportunity to modify Gateway's channel strategy for more cost-effective distribution and marketing. As a result, Gateway closed its 188 retail stores on April 9. Negotiations with top PC and electronics retailers in the U.S. and abroad are underway to significantly expand the availability of Gateway products and enhance customer consideration.

         "We're very encouraged by our discussions with potential retail partners, and we believe Gateway will have strong channel presence by the fourth quarter when demand will peak for the year," Mr. Inouye said.

Simplifying products and processes

         In addition to streamlining distribution and marketing activities, the company is identifying ways to simplify its product line and business processes to further strengthen its competitiveness.

         It is working to reduce the number of PC platforms utilized across its Consumer and Professional product lines, and to improve the use of common parts. These actions facilitate component-cost reductions and more cost-effective after-sale customer support, in addition to improved customer satisfaction.

         The company's two brands and three major product categories - eMachines PCs, Gateway PCs and Gateway consumer electronics (CE) products - are complementary. As the Gateway brand joins eMachines products on retailers' shelves, they will be clearly differentiated:

        .  eMachines PCs: value brand
        .  Gateway PCs: premium brand
        .  Gateway CE: premium alternative to lesser-known, low-cost brands

         In the Professional segment, systems will be offered under the Gateway brand that benefit from eMachines' highly efficient product-development practices and fulfillment model, strengthening the value it delivers and enhancing its competitiveness in the SMB and public-sector segments.

         Gateway has simplified and realigned its organization to allow greater focus on front-line selling and better sharing of common resources. The organization has been flattened, eliminating about two dozen positions at the vice president level and above and ensuring that management stays connected to customers. And the company's compensation structure has been overhauled to increase performance-based compensation and institute a more uniform pay scale across the organization.

Location and staffing

         To enhance efficiency, the company is in the process of concluding efforts to secure a new, consolidated head office location in Orange County, to which it plans to relocate this summer.

         In addition, the company continues to seek efficiencies in staffing while preserving customer service levels and operational effectiveness. As Gateway moves to an increasingly efficient organization, it anticipates that by year-end its employee base will be reduced to about 2,000 people, compared with approximately 3,500 following the closure of its stores.

         These staff reductions will result from a broad range of measures that are being implemented to simplify company processes, streamline product development, leverage eMachines' highly efficient fulfillment model and improve the efficiency of direct-sales activities.

Quarter sales

            Gateway sold 604,000 PC units in the first quarter, up 15 percent sequentially and 19 percent year-on-year. The quarterly and year-on-year increase was the result of the merger with eMachines and its PC unit contribution from March 12 through March 31.

            In the Consumer segment, revenue was $524 million, including sales of 388,000 PCs. Sequentially, Consumer revenue and PC units increased 7 percent and 46 percent, respectively. Year-over-year, Consumer revenue increased 8 percent and PC unit sales increased 46 percent. Increases in both Consumer revenue and PC unit sales were due to sales of eMachines units which more than offset a decrease in Gateway PC revenue and units.

            In the Professional segment, revenue was $344 million, with PC unit sales of 216,000. Sequentially, Professional revenue declined 10 percent and PC unit sales fell 17 percent, reflecting the Professional segment's seasonal trends and market share losses. Year-over-year, Professional revenue decreased 5 percent and PC unit sales declined 10 percent.

            CE/non-PC revenue was $260 million, down 3 percent sequentially and up 30 percent year-on-year. CE/non-PC revenue as a percentage of total revenue was 30 percent, down from 31 percent the previous quarter and up from 24 percent a year earlier. CE revenue alone was $94 million, down 8 percent sequentially as a result of normal seasonality and up more than 150 percent year-on-year. CE revenue as a percentage of total revenue was 11 percent, down from 12 percent the previous quarter and up from 4 percent a year earlier.

Pre-tax loss

            Gross margin was 13.2 percent (which includes 1.2 percentage points impact from restructuring and transformation expenses), compared with 15.0 percent in the previous quarter (which includes 1.3 percentage points impact from restructuring and transformation expenses) and 12.6 percent in the first quarter of 2003 (which includes 1.5 percentage points impact from restructuring and transformation expenses).

            Selling, general and administrative costs (SG&A) amounted to $296 million in the first quarter, compared with $224 million in the fourth quarter and $308 million in the first quarter of 2003. Included in the first, fourth and prior-year's quarter SG&A levels are $93 million, $30 million and $65 million, respectively, of restructuring and transformation costs.

            Pre-tax loss was $176 million in the first quarter compared with $88 million in the fourth quarter and $198 million in the first quarter of 2003. Pre-tax loss before restructuring and transformation expense was $72 million in the first quarter, up from $47 million in the fourth quarter and down from $120 million in the first quarter of 2003.

Restructuring charges, transformation expenses, tax provisions

            The company incurred in the quarter a restructuring charge of $81 million, related primarily to retail store closures, and transformation expenses of $23 million, related primarily to outsourcing transition costs. The company preliminarily reported a tax benefit of approximately $13 million.

            For full year 2004, Gateway expects to incur new restructuring and transformation costs of $400 million to $450 million, in addition to $25 million of costs associated with prior actions. The new costs relate to retail store closures, rationalization of facilities, service and support contracts, and streamlining the IT infrastructure and ongoing SG&A structure.

            The closure of the retail stores is expected to impact future revenue by approximately $300 million per quarter and to reduce expenses by approximately $60 million per quarter. Gateway is working to offset these revenue declines by increasing sales in its remaining business areas and planned availability of Gateway products in retail.

            Gateway exited the quarter with $932 million in cash and marketable securities compared with $1.09 billion in the fourth quarter and $1.22 billion in the first quarter of 2003. The decline from the previous quarter reflects the impact of the merger, the quarter's operating loss and previously announced restructuring and transformation costs.

Outlook

         Gateway expects to be in line with current analyst estimates for second quarter 2004 revenue of $798 million and a loss of 15 cents per share before restructuring and transformation costs. The company is still assessing second-quarter restructuring and transformation expenses. As previously announced, Gateway expects to be profitable for 2005 and is targeting an SG&A cost structure below 10% of revenues.

About Gateway

         Since its founding in 1985, Gateway (NYSE: GTW) has been a technology and direct-marketing pioneer, using its call centers and retail outlets to build direct customer relationships. As a branded integrator of personalized technology solutions, Gateway offers consumers, businesses and schools a wide range of thin TVs, digital cameras, connected DVD players, enterprise systems and other products, which work together seamlessly with its award-winning line of PCs. Its products and services received nearly 130 awards and honors last year. With its acquisition of eMachines now complete, Gateway is the third largest PC company in the U.S. and among the top ten worldwide. Visit www.gateway.com for more information.

Conference call information

            Gateway will host a conference call for analysts on Thursday, April 29 at 5:30 pm EST/2:30pm PST which will be accessible via live audio webcast at http://www.gateway.com.

Certain non-GAAP financial information

            This press release contains certain non-GAAP financial information, including disclosure of the portion of the company's SG&A, gross margins and net loss relating to, or affected by, certain restructuring charges, transformation expenses and tax provisions. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management to analyze the company's baseline performance before charges and expenses that are considered by management to be outside of Gateway's core operating results, notwithstanding the fact that such restructuring charges and transformation expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway's financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

            This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway's results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, completion of preparation of final financial results for the first quarter of 2003 and resulting adjustments, competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company's business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway's Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

                                  Gateway, Inc.
         Preliminary Consolidated Condensed Statements of Operations (1)
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                                      Three months ended March 31,

                                                                                      2004                   2003
                                                                                ----------------------------------------
Net sales                                                                           $   868,383              $  844,451
Cost of goods sold                                                                      754,054                 738,217
                                                                                ----------------       -----------------
      Gross profit                                                                      114,329                 106,234
Selling, general, and administrative expenses                                           296,024                 308,347
                                                                                ----------------       -----------------
       Operating loss                                                                  (181,695)               (202,113)
Other income, net                                                                         6,167                   4,414
                                                                                ----------------       -----------------
       Loss before income taxes                                                        (175,528)               (197,699)
Provision (benefit) for income taxes                                                    (12,785)                      -
                                                                                ----------------       -----------------
       Net loss                                                                    $   (162,743)           $   (197,699)
Preferred stock dividends and accretion                                                  (2,789)                 (2,782)
                                                                                ----------------       -----------------
           Net loss attributable to common stockholders                            $   (165,532)           $   (200,481)
                                                                                ================       =================

Basic and diluted net loss per share                                               $      (0.49)           $      (0.62)
                                                                                ================       =================
Basic and diluted weighted average shares outstanding                                   335,399                 324,072
                                                                                ================       =================


                                  Gateway, Inc.
              Preliminary Consolidated Condensed Balance Sheets (1)
                                 (in thousands)
                                   (unaudited)

                                                                                March 31, 2004       December 31, 2003
                                                                                --------------       -----------------
ASSETS:

Current assets:

     Cash and cash equivalents                                                      $ 317,859             $ 349,101
     Marketable securities                                                            613,954               739,936
     Accounts receivable, net                                                         331,248               210,151
     Inventory                                                                        193,610               114,136
     Other                                                                            264,804               250,153
                                                                                -------------          ------------
         Total current assets                                                       1,721,475             1,663,477
Property, plant, and equipment, net                                                   244,838               330,913
Intangibles, net                                                                      288,745                13,983
Other assets                                                                           21,631                20,065
                                                                                -------------          ------------
                                                                                   $2,276,689            $2,028,438
                                                                                =============          ============
LIABILITIES AND EQUITY:

Current liabilities

     Accounts payable                                                               $ 579,314             $ 415,971
     Accrued liabilities                                                              291,092               277,455
     Accrued royalties                                                                 35,809                48,488
     Other current liabilities                                                        249,332               257,090
                                                                                -------------          ------------
          Total current liabilities                                                 1,155,547               999,004
Other long-term liabilities                                                           150,403               109,696
                                                                                -------------          ------------
     Total liabilities                                                              1,305,950             1,108,700
Series C preferred stock                                                              198,298               197,720
Stockholders' equity                                                                  772,441               722,018
                                                                                -------------          ------------
                                                                                   $2,276,689            $2,028,438
                                                                                =============          ============

(1) The preliminary consolidated results for the three months ended March 31, 2004 are subject to change. The Company is releasing preliminary results for the first quarter pending the finalization of certain tax provisions in connection with recent settlement discussions with tax authorities and pending updates on certain legal settlement obligations between now and the filing of the first quarter 10-Q.

                                  Gateway, Inc.
   Analysis of Preliminary Consolidated Condensed Statement of Operations (1)
                    For the three months ended March 31, 2004
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                                                                        Results of
                                                                                                                     Operations, net
                                                                                                                    of Restructuring
                                                                                                                         Charges,
                                                                                                                      Transformation
                                       Results of       Restructuring       Transformation                             Expenses and
                                       -----------      --------------      ---------------                            ------------
                                        Operations       Charges (2)          Expenses (2)        Taxes (2)              Taxes (2)
                                        ----------       -----------          ------------        ---------              ---------

Net sales                                  $ 868,383       $     -             $     -             $      -        $       868,383
Cost of goods sold                           754,054           4,905  (3)        5,803 (5)                -                743,346
                                      --------------   --------------     -------------       --------------     ------------------
       Gross profit                          114,329         (4,905)           (5,803)                    -                125,037
 Selling, general, and administrative
           expenses                          296,024          75,876  (4)       17,021 (5)                -                203,127
                                      --------------   --------------     -------------       --------------     ------------------
       Operating loss                      (181,695)        (80,781)          (22,824)                    -               (78,090)
Other income, net                              6,167               -                 -                    -                  6,167
                                      --------------   --------------     -------------       --------------     ------------------
       Loss before income taxes            (175,528)        (80,781)          (22,824)                    -               (71,923)
Benefit for income taxes                    (12,785)               -                 -               12,785  (6)                 -
                                      --------------   --------------     -------------       --------------     ------------------
       Net loss                         $  (162,743)      $ (80,781)       $  (22,824)           $   12,785        $      (71,923)
Preferred stock dividends and
     accretion                               (2,789)               -                 -                    -                (2,789)
                                      --------------   --------------     -------------       --------------     ------------------
       Net loss attributable to
       common stockholders              $  (165,532)      $ (80,781)       $  (22,824)           $   12,785        $      (74,712)


                                      ==============   ==============     =============       ==============     ==================

Net loss per share                      $     (0.49)      $   (0.24)       $    (0.07)           $     0.04         $        (0.22)

                                      ==============   ==============     =============       ==============     ==================



(1) The preliminary consolidated results for the three months ended March 31, 2004 are subject to change. The Company is releasing preliminary results for the first quarter pending the finalization of certain tax provisions in connection with recent settlement discussions with tax authorities and pending updates on certain legal settlement obligations between now and the filing of the first quarter 10-Q.

(2) This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.

(3) Represents costs related to the severance of employees and the closure of facilities.

(4) Represents costs related to the closure of facilities and accelerated depreciation, and the severance of employees.

(5) Represents outsourcing transition costs and other expenses related to the Company's transformation.

(6) Represents an income tax benefit based on information received from tax authorities.

                                  Gateway, Inc.
           Analysis of Consolidated Condensed Statement of Operations
                    For the three months ended March 31, 2003
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                                                                  Results of
                                                                                                               Operations, net
                                                                                                               of Restructuring
                                                          Results of Operations    Restructuring Charges (1)      Charges (1)
                                                          ---------------------    -------------------------      -----------

Net sales                                                           $ 844,451                  $     -                 $ 844,451
Cost of goods sold                                                    738,217                     12,758   (2)           725,459
                                                         ---------------------   ------------------------      ------------------
      Gross profit                                                    106,234                   (12,758)                 118,992
Selling, general, and administrative
         expenses                                                     308,347                     65,048   (3)           243,299
                                                         ---------------------   ------------------------      ------------------
       Operating loss                                               (202,113)                  ( 77,806)               (124,307)
Other income, net                                                       4,414                          -                   4,414
                                                         ---------------------   ------------------------      ------------------
       Loss before income taxes                                     (197,699)                  ( 77,806)               (119,893)
Provision for income taxes                                                  -                          -                       -
                                                         ---------------------   ------------------------      ------------------
                                                         ---------------------   ------------------------      ------------------
       Net loss                                                  $  (197,699)                $ ( 77,806)            $  (119,893)
Preferred stock dividends and accretion                               (2,782)                          -                ( 2,782)
                                                         ---------------------   ------------------------      ------------------
                                                         ---------------------   ------------------------      ------------------
       Net loss attributable to common stockholders
                                                                 $  (200,481)                 $ (77,806)            $  (122,675)
                                                         =====================   ========================      ==================

Net loss per share                                                $    (0.62)                 $   (0.24)             $    (0.38)
                                                         =====================   ========================      ==================



(1) This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.

(2) Represents costs related to the severance of employees, closure of facilities and asset write-downs.

(3) Represents costs related to the closure of facilities, accelerated depreciation and costs related to the severance of employees.